Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

February 13, 2026

Ryerson Holding Corporation

227 W. Monroe St. 27th Floor

Chicago, Illinois 60606

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ryerson Holding Corporation, a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) 375,559 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued under the Ryerson Holding Corporation Second Amended and Restated 2014 Omnibus Incentive Plan (the “Ryerson Stock Plan”), (ii) 319,643 shares of Common Stock, which may be issued under the Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan (the “Olympic Steel Stock Plan”), and (iii) up to 359,999 shares of Common Stock pursuant to those certain inducement restricted stock unit award agreements (the “Inducement Awards”), granted by the Company to each of Richard T. Marabito, Andrew S. Greiff, and Richard A. Manson on February 13, 2026.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Act, the Common Stock to be issued by the Company under the Ryerson Stock Plan, the Olympic Steel Stock Plan, and pursuant to the Inducement Awards, when duly issued and delivered pursuant to the terms of the Ryerson Stock Plan, the Olympic Steel Stock Plan, and the Inducement Award, in each case, as applicable, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this opinion after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP

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